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SEC 1474  POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTIONS OF INFORMATION
 (02-02) CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.
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------                                              --------------------------
FORM 4                                                     OMB APPROVAL
------                                              --------------------------
[ ] CHECK THIS BOX IF NO                            OMB Number:      3235-0287
    LONGER SUBJECT TO                               Expires:  January 31, 2005
    SECTION 16. FORM 4                              Estimated average burden
    OR FORM 5 OBLIGATIONS                           hours per response.... 0.5
    MAY CONTINUE. SEE                               --------------------------
    INSTRUCTION 1(b).

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                 STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

   Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935
            or Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
------------------------------------------------------------------------------------------------------------------------------------
 1. Name and Address of Reporting Person*      2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person(s)
          ESL INVESTMENTS, INC.                         AUTONATION, INC. (AN)                   to Issuer (Check all applicable)
---------------------------------------------  ----------------------------------------------       Director       X 10% Owner
  (Last)          (First)          (Middle)    3. IRS Identification      4. Statement for      ----              ---
                                                  Number of Reporting        Month/Year             Officer (give    Other (Specify
          ONE LAFAYETTE PLACE                     Person, if an entity        MAY 2002          ----        title ---       below)
---------------------------------------------     (voluntary)             -------------------               below)
                 (Street)                                                 5. If Amendment,
          GREENWICH, CT 06830                                                Date of Original
---------------------------------------------     --------------------       (Month/Year)         --------------------------------
  (City)           (State)           (Zip)                                                   7. Individual or Joint/Group Filing
                                                                             -------------      (Check Applicable Line)
                                                                                                    Form filed by One Reporting
                                                                                                 ---   Person
                                                                                                  X Form filed by More than One
                                                                                                 ---   Reporting Person

------------------------------------------------------------------------------------------------------------------------------------
                                               TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
------------------------------------------------------------------------------------------------------------------------------------
 1. Title of Security         2. Trans-   3. Transac-  4. Securities Acquired (A)  5.  Amount of Se-    6. Owner-      7. Nature
  (Instr. 3)                     action      tion         or Disposed of (D)           curities Benefi-    ship           of In-
                                 Date        Code         (Instr. 3, 4 and 5)          cially Owned at     Form:          direct
                                             (Instr. 8)                                End of Month        Direct         Benefi-
                                (Month/                                                (Instr. 3 and 4)    (D) or         cial
                                 Day/        ------------------------------------                          Indirect       Owner-
                                 Year)       Code    V     Amount  (A) or   Price                          (I)            ship
                                                                   (D)                                     (Instr. 4)     (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK, PAR VALUE
$01 PER SHARE
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
Previous Balance                                                                       40,819,475          D(1)           (7)
------------------------------------------------------------------------------------------------------------------------------------
                               5/21/02       S            819,491   D      $18.50      39,999,984          D(1)           (7)
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
Previous Balance                                                                        7,922,202          D(2)           (7)
------------------------------------------------------------------------------------------------------------------------------------
                               5/21/02                                                  7,922,202          D(2)           (7)
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
Previous Balance                                                                        1,443,026          D(3)           (7)
------------------------------------------------------------------------------------------------------------------------------------
                               5/21/02                                                  1,443,026          D(3)           (7)
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
Previous Balance                                                                        9,553,597          D(4)           (7)
------------------------------------------------------------------------------------------------------------------------------------
                               5/21/02       S            379,353   D      $18.50       9,174,244          D(4)           (7)
------------------------------------------------------------------------------------------------------------------------------------


                               Page 1 of 13 Pages

------------------------------------------------------------------------------------------------------------------------------------
                                               TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
------------------------------------------------------------------------------------------------------------------------------------
 1. Title of Security         2. Trans-   3. Transac-  4. Securities Acquired (A)  5.  Amount of Se-    6. Owner-      7. Nature
  (Instr. 3)                     action      tion         or Disposed of (D)           curities Benefi-    ship           of In-
                                 Date        Code         (Instr. 3, 4 and 5)          cially Owned at     Form:          direct
                                             (Instr. 8)                                End of Month        Direct         Benefi-
                                (Month/                                                (Instr. 3 and 4)    (D) or         cial
                                 Day/        ------------------------------------                          Indirect       Owner-
                                 Year)       Code    V     Amount  (A) or   Price                          (I)            ship
                                                                   (D)                                     (Instr. 4)     (Instr. 4)
COMMON STOCK, PAR VALUE
$01 PER SHARE
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
Previous Balance                                                                             9,000,000    D(5)            (7)
------------------------------------------------------------------------------------------------------------------------------------
                                5/21/02        S          180,611  D      $18.50             8,819,389    D(5)            (7)
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
Previous Balance                                                                             8,000,000    D(6)            (7)
------------------------------------------------------------------------------------------------------------------------------------
                                5/21/02        S          160,545  D      $18.50             7,839,455    D(6)            (7)
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.                  (Over)
* If the Form is filed by more than one Reporting Person, see Instruction 4(b)(v).                                   SEC 1474 (7-96)


                               Page 2 of 13 Pages

                          TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (e.g., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

------------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 3)                Exercise     Date       Code        Securities Ac-   Expiration      Securities            Deriv-
                             Price of     (Month/    (Instr. 8)  quired (A) or    Date            (Instr. 3 and 4)      ative
                             Deriv-       Day/                   Disposed of (D)  (Month/Day/                           Secur-
                             ative        Year)                  (Instr. 3, 4,    Year)                                 ity
                             Security                            and 5)                                                 (Instr. 5)
                                                                               -----------------------------------
                                                                               Date    Expira-            Amount or
                                                    -------------------------- Exer-   tion       Title   Number of
                                                    Code  V     (A)     (D)    cisable Date               Shares
------------------------------------------------------------------------------------------------------------------------------------
NONE
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

9. Number of           10. Ownership               11. Nature of
   Derivative              Form of                     Indirect
   Securities              Derivative                  Beneficial
   Beneficially            Security:                   Ownership
   Owned at End            Direct (D)                  (Instr. 4)
   of Month                or Indirect (I)
   (Instr. 4)              (Instr. 4)

-------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------
Explanation of Responses:
(1)     These securities are owned by ESL Partners, L.P., a Delaware limited partnership ("ESL").
(2)     These securities are owned by ESL Limited, a Bermuda corporation ("Limited").
(3)     These securities are owned by ESL Institutional Partners, L.P., a Delaware limited partnership
    ("Institutional").
(4)     These securities are owned by ESL Investors, L.L.C., a Delaware limited liability company
    ("Investors").
(5)     These securities are owned by CBL Partners, L.P., a Delaware limited partnership ("CBL").
(6)     These securities are owned by Courtesy Partners, L.P., a Delaware limited partnership ("Courtesy").
(7)     This Form 4 is filed on behalf of a group consisting of ESL, Limited, Institutional, Investors, CBL and Courtesy (collectively, the "ESL Parties"), RBS Partners, L.P. ("RBS Partners"), ESL Investment
    Management, LLC ("ESLIM"), RBS Investment Management, LLC ("RBSIM"), ESL Investments, Inc.
    ("Investments") and Edward S. Lampert.  Pursuant to Section 16, RBS Partners, ESLIM, RBSIM,
    Investments and Mr. Lampert may be deemed indirect beneficial owners of the securities reported on this Form 4.  The general partner of ESL and the manager of Investors is RBS Partners.  The general
    partner of RBS Partners is Investments. ESLIM is the investment manager of Limited.   RBSIM is the
    general partner of Institutional.  Investments is the general partner of CBL and Courtesy.  Mr.
    Lampert is a controlling stockholder of Investments and is the managing member of RBSIM and ESLIM.
    Investments and Mr. Lampert each have less than a 40% interest in each of the ESL Parties.  The securities reported as being owned by each of the ESL Parties reflect the total amount of securities beneficially owned by each such entity, which is greater than Mr. Lampert's or
    Investments' indirect pecuniary interest in such securities.  RBSIM has less than a 40% interest in
    Institutional. The securities reported as being owned by Institutional reflect the total amount of securities beneficially owned by Institutional, which is greater than RBSIM's indirect pecuniary interest in such securities.  ESLIM has less than a 40% interest in Limited. The securities reported as being owned by Limited reflect the total amount of securities beneficially owned by
    Limited, which is greater than ESLIM's indirect pecuniary interest in such securities.  RBS
    Partners has less than a 40% interest in each of ESL and Investors. The securities reported as being owned by ESL reflect the total amount of securities beneficially owned by ESL, which is greater than RBS Partners' indirect pecuniary interest in such securities.  The securities reported as being owned by Investors reflect the total amount of securities beneficially owned by Investors, which is greater than RBS Partners' indirect pecuniary interest in such securities.



                                                         /s/ William C. Crowley            June 4, 2002
                                                        -------------------------------   --------------
                                                        William C. Crowley
                                                        President
                                                        **Signature of Reporting Person             Date

      **  Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
          See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note:     File three copies of this Form, one of which must be manually signed. If space is insufficient,
          See Instruction 6 for procedure.
Potential persons who are to respond to the collection of information contained in this form
are not required to respond unless the form displays a currently valid OMB Number.         SEC 1474 (7-96)


                               Page 3 of 13 Pages

                                                         Joint Filer Information


Name:                       ESL Partners, L.P.

Address:                    One Lafayette Place
                            Greenwich, CT 06830

Designated Filer:           ESL Investments, Inc.

Issuer & Ticker Symbol:     AutoNation, Inc. (AN)

Signature:     ESL PARTNERS, L.P.

               By:   RBS Partners, L.P., its general partner
               By:   ESL Investments, Inc., its general partner


                     By:      /s/ William C. Crowley
                        --------------------------------------------------
                              William C. Crowley
                              President

Dated:               June 4, 2002


                               Page 4 of 13 Pages

                                                         Joint Filer Information


Name:                     ESL Limited

Address:                  Hemisphere House
                          9 Church Street
                          Hamilton, Bermuda

Designated Filer:         ESL Investments, Inc.

Issuer & Ticker Symbol:   AutoNation, Inc. (AN)

Signature:   ESL LIMITED

             By:      ESL Investment Management, LLC, its investment manager


             By:      /s/ William C. Crowley
                --------------------------------------------------
                      William C. Crowley
                      Member

Dated:                June 4, 2002


                               Page 5 of 13 Pages

                                                         Joint Filer Information


Name:                      ESL Institutional Partners, L.P.

Address:                   One Lafayette Place
                           Greenwich, CT 06830

Designated Filer:          ESL Investments, Inc.

Issuer & Ticker Symbol:    AutoNation, Inc. (AN)

Signature:   ESL INSTITUTIONAL PARTNERS, L.P.

             By:      RBS Investment Management, LLC, its general partner


             By:      /s/ William C. Crowley
                --------------------------------------------------
                      William C. Crowley
                      Member

Dated:                June 4, 2002


                               Page 6 of 13 Pages

                                                         Joint Filer Information


Name:                       ESL Investors, LLC

Address:                    One Lafayette Place
                            Greenwich, CT 06830

Designated Filer:           ESL Investments, Inc.

Issuer & Ticker Symbol:     AutoNation, Inc. (AN)

Signature:            ESL INVESTORS, L.L.C.

                      By:      RBS Partners, L.P., its manager
                      By:      ESL Investments, Inc., its general partner


                      By:      /s/ William C. Crowley
                         --------------------------------------------------
                               William C. Crowley
                               President

Dated:                June 4, 2002


                               Page 7 of 13 Pages

                                                         Joint Filer Information


Name:                     CBL Partners, L.P.

Address:                  One Lafayette Place
                          Greenwich, CT 06830

Designated Filer:         ESL Investments, Inc.

Issuer & Ticker Symbol:   AutoNation, Inc. (AN)

Signature:           CBL PARTNERS, L.P.

                     By:      ESL Investments, Inc., its general partner

                     By:      /s/ William C. Crowley
                        -----------------------------------------
                              William C. Crowley
                              President

Dated:               June 4, 2002


                               Page 8 of 13 Pages

                                                         Joint Filer Information


Name:                           Courtesy Partners, L.P.

Address:                        One Lafayette Place
                                Greenwich, CT 06830

Designated Filer:               ESL Investments, Inc.

Issuer & Ticker Symbol:         AutoNation, Inc. (AN)

Signature:            COURTESY PARTNERS, L.P.

                      By:      ESL Investments, Inc., its general partner


                      By:      /s/ William C. Crowley
                         --------------------------------------------------
                               William C. Crowley
                               President

Dated:                June 4, 2002



                               Page 9 of 13 Pages

                                                         Joint Filer Information


Name:                     RBS Investment Management, LLC

Address:                  One Lafayette Place
                          Greenwich, CT 06830

Designated Filer:         ESL Investments, Inc.

Issuer & Ticker Symbol:   AutoNation, Inc. (AN)

Signature:   RBS  INVESTMENT MANAGEMENT, LLC


             By:      /s/ William C. Crowley
                --------------------------------------------------
                      William C. Crowley
                      Member

Dated:                June 4, 2002


                               Page 10 of 13 Pages

                                                         Joint Filer Information


Name:                           RBS Partners, L.P.

Address:                        One Lafayette Place
                                Greenwich, CT 06830

Designated Filer:               ESL Investments, Inc.

Issuer & Ticker Symbol:         AutoNation, Inc. (AN)

Signature:   RBS PARTNERS, L.P.

             By:      ESL Investments, Inc., its general partner


                      By:      /s/ William C. Crowley
                         --------------------------------------------------
                               William C. Crowley
                               President

Dated:                June 4, 2002


                               Page 11 of 13 Pages

                                                         Joint Filer Information


Name:                        ESL Investment Management, LLC

Address:                     One Lafayette Place
                             Greenwich, CT 06830

Designated Filer:            ESL Investments, Inc.

Issuer & Ticker Symbol:      AutoNation, Inc. (AN)

Signature:   ESL INVESTMENT MANAGEMENT, LLC


             By:      /s/ William C. Crowley
                --------------------------------------------------
                      William C. Crowley
                      Member

Dated:                June 4, 2002


                               Page 12 of 13 Pages

                                                         Joint Filer Information


Name:                      Edward S. Lampert

Address:                   One Lafayette Place
                           Greenwich, CT 06830

Designated Filer:          ESL Investments, Inc.

Issuer & Ticker Symbol:    AutoNation, Inc. (AN)


Signature:        /s/ Edward S. Lampert
             ---------------------------------------------------
                  EDWARD S. LAMPERT

Dated:            June 4, 2002


                               Page 13 of 13 Pages